KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces New York State's First Admitted Voluntary Flood Product

Kingston, NY — March 23, 2017 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced that it received approval for its innovative new voluntary flood endorsement. It is believed that this is the first approved product of its kind in New York State, and it will be available to certain Kingstone homeowners beginning today.

Ben Walden, Kingstone Chief Actuary and Executive Vice President commented, "We've worked hard since mid-2016 to bring this much needed product to market. In short, it will allow those that live in a National Flood Insurance Program ("NFIP") X-Zone who are securing Homeowners coverage through Kingstone to purchase flood coverage. With it, those who qualify can secure up to $50,000 in coverage and turn a flooding event into a covered cause of loss. We worked closely with Aon, our long time reinsurance intermediary, to secure the appropriate reinsurance. In conjunction with our modeling partners and our software vendor, we developed an innovative proprietary product, the first of our suite of flood products which will be rolled out over the next six to nine months."

Barry Goldstein, Kingstone's Chairman and CEO stated, "Ben and his team did a stellar job and we thank the New York State Department of Financial Services for the time spent". This innovation in New York State Homeowners coverage will only be available through Kingstone Select Producers.

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Texas and Rhode Island. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Kingstone Companies, Inc.

Amanda Goldstein

Investor Relations Director

(845) 802-7900